AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, VIA EDGAR ON
                                FEBRUARY 10, 2000

                                                       REGISTRATION NO. 333-8857

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                         POST-EFFECTIVE AMENDMENT NO. 1
                                   ON FORM S-3
                                       TO
                                    FORM SB-2
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                            -------------------------

                           THE TRANSLATION GROUP, LTD.
                           ---------------------------
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

         Delaware                                  7389                                 22-3382869
         --------                                  ----                                 ----------
(State or Other Jurisdiction of           (Primary Standard Industrial        (I.R.S. Employer Identification No.)
Incorporation or Organization)           Classification Code Number)


                           The Translation Group, Ltd.
                              30 Washington Avenue
                          Haddonfield, New Jersey 08033
                                 (856) 795-8669
--------------------------------------------------------------------------------
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive office and principal place of business)

                               Mr. Charles Cascio
                              30 Washington Avenue
                          Haddonfield, New Jersey 08033
                                 (856) 795-8669

--------------------------------------------------------------------------------
(Name, address, including zip code, and telephone number, including area code, of agent for service)

                                 with a copy to:

                            Joseph P. Galda, Esquire
                   Buchanan Ingersoll Professional Corporation
                         Eleven Penn Center, 14th Floor
                               1835 Market Street
                             Philadelphia, PA 19103
                                 (215) 665-3879

                       ----------------------------------
     APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC: AS SOON AS PRACTICABLE
             FOLLOWING EFFECTIVENESS OF THIS REGISTRATION STATEMENT.
                       -----------------------------------

         If The only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [ ]

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: [X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement in the same offering: [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [ ]

         The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.

[THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.]


                  SUBJECT TO COMPLETION, DATED FEBRUARY 10, 2000



PRELIMINARY PROSPECTUS



                           THE TRANSLATION GROUP, LTD.

                        2,140,000 Shares of Common Stock



         We are offering shares of our common stock to the holders of 2,140,000 Common Stock Purchase Warrants which we issued on December 2, 1996 in our initial public offering. Prior to their expiration on July 2, 2000 or earlier redemption, the Warrants may be exercised to purchase a total of 2,140,000 shares of common stock at $5.12 per share, which may be adjusted in the event of a stock split, merger, reclassification, or if we issue additional securities at a lower price. The Warrants may be redeemed upon payment of $.25 per warrant on a minimum of thirty (30) days notice if the average closing price of the common stock is at least $12.00 per share for thirty consecutive trading days.

                                     Warrant Solicitation        Proceeds to
                     Per Share            Fees (1)                Company
                     ---------       --------------------       ------------
Exercise Price         $5.12               $0.20                   $4.92

(1) A warrant solicitation fee may be payable to Werbel-Roth Securities, Inc. only to the extent that Werbel-Roth Securities, Inc. actively solicits exercise of the Warrants.

         Our Common Stock is traded on the OTC Bulletin Board under the symbol "THEO". The last reported bid price of our Common Stock on February 7, 2000 on the OTC Bulletin Board was $8.94 per share.

         INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 5 OF THIS PROSPECTUS.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



          The date of this preliminary prospectus is ________ __, 2000

                                TABLE OF CONTENTS

                                                                           Page
                                                                           ----

PROSPECTUS SUMMARY...........................................................1

THE OFFERING.................................................................3

SUMMARY CONSOLIDATED FINANCIAL DATA..........................................4

RISK FACTORS.................................................................5

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS............................8

USE OF PROCEEDS..............................................................9

CAPITALIZATION...............................................................9

DESCRIPTION OF SECURITIES...................................................10

PLAN OF DISTRIBUTION........................................................12

LEGAL MATTERS...............................................................13

EXPERTS.....................................................................13


                              ABOUT THIS PROSPECTUS

         This Prospectus is part of a registration statement we filed with the United States Securities and Exchange Commission. You should rely only on the information provided in this Prospectus or incorporated by reference into this Prospectus. We have not authorized anyone to provide you with information different from that contained in or incorporated by reference into this Prospectus. The information contained in this Prospectus is accurate only as of the date of this Prospectus, regardless of the time of delivery of this Prospectus or of any sale of common stock. Applicable SEC rules may require us to update this Prospectus in the future. This preliminary Prospectus is subject to completion prior to this offering.

                               PROSPECTUS SUMMARY

         THIS PROSPECTUS SUMMARY HIGHLIGHTS SELECTED INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS. YOU SHOULD READ THE FOLLOWING SUMMARY TOGETHER WITH THE MORE DETAILED INFORMATION REGARDING OUR COMPANY AND THE COMMON STOCK BEING SOLD IN THIS OFFERING, WHICH INFORMATION APPEARS ELSEWHERE IN THIS
PROSPECTUS AND IN SELECTED PORTIONS OF OUR ANNUAL REPORT ON FORM 10-KSB, QUARTERLY REPORTS ON FORM 10-QSB AND OTHER DOCUMENTS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION THAT WE HAVE INCORPORATED BY REFERENCE INTO THIS PROSPECTUS

OUR BUSINESS

         We translate and localize documents, software and Web site content written in one language into other languages. Localization is the art of converting text from one language to another while giving careful consideration to the customs of the local area.

         On May 28, 1999, we acquired Planet Access Networks, Inc., a Web site developer capable of designing today's most complicated e-commerce Web sites. As a result of this acquisition, we have begun transitioning ourselves from being strictly a provider of translation and localization services to becoming a multilingual Web-based communications company. We believe that the key to this transition will be the successful integration of our language support technologies with our Web development capabilities. Our goal is to be able to deliver multilingual Web technologies and services to owners of complex and dynamically updated Web sites.

         While developing our multilingual Web technologies, we will continue to supply our traditional translation services to the software, telecommunications and other technical publication industries. Our customers for these services include, among others:

          o        Microsoft(R)                   o        SAP
          o        Oracle                         o        INSO
          o        Minitab                        o        Hewlett-Packard
          o        Automatic Data                 o        Project Software &
                   Processing                              Development

         We are also developing unique computer-based language translation systems and language tools. Our efforts in this area are aided by strategic technology relationships with Gedanken Corporation and ESTeam AB. These new systems are specifically designed to substantially equal the ability of human translators, while providing tremendous speed and cost advantages over human translation. We believe these new systems are unique because of their high accuracy rate. We expect to begin commercializing the first of these systems in the second quarter of calendar 2000.

INDUSTRY AND MARKET INFORMATION

         Due to the increasing demand for Internet content, the commercialization of our multilingual Web technologies and services is our highest priority. Within the Internet market segment, business-to-business clients and financial market content providers are looking for multilingual content solutions for delivery, development, management and translation services.

         Information and products are now instantly available on a global basis because of the Internet. It is now easier than ever to distribute software and other products throughout the world. We believe that this Internet-driven global marketplace creates the need for companies to have their products, product information and Web site content translated into local languages.

         We believe that there is a strong market for our translation and localization services. According to published industry information, it is estimated that actual translations account for only 10% of all potentially translatable material. The market for these services is approximately $7.6 billion in 1999 and is expected to grow to $9.3 billion by 2004. We believe that the demand for our new, rapid, low-cost solutions will increase significantly as this market expands with the Internet.

         Our marketing efforts will target specific vertical markets. Initially, we will target financial, information technology and telecommunications industries. We believe we can provide unique and highly effective solutions to these markets.

Our Mission

         Our mission is to become the leading global supplier of multilingual products and solutions. We have two primary objectives:

o       Complete integration of our existing services

o       Expanding the globalization capabilities of our targeted market segments

         Since our inception, we have taken significant strides towards meeting those objectives, including, among other things:

o       Acquiring two translation companies

o       Acquiring a Web site development company

o       Licensing, exclusively, two unique and advanced translation systems; and

o       Creating  new  products,   services  and   combination   product/service
        offerings that we believe will be effective and profitable.

         Of course, we may not be successful in achieving our objectives.

ABOUT OUR COMPANY

         Our executive offices are currently located at 30 Washington Avenue, Haddonfield, New Jersey 08033, and our telephone number is (856) 795-8669. We were incorporated in Delaware on July 6, 1995.


                                  THE OFFERING

Common Stock offered upon exercise of outstanding
Warrants:                                           2,140,000 Shares

Common Stock currently outstanding:                 3,235,008 Shares(1)

Common Stock to be outstanding after the Offering:
                                                    5,375,008 Shares(1)(2)

Use of Proceeds:                                If the Warrants are exercised in
                                                full,   we  will  receive  total
                                                proceeds of  $10,956,800  before
                                                deducting  estimated expenses of
                                                $50,000 and warrant solicitation
                                                fees, if any.

Trading Symbol (OTC Bulletin Board):                "THEO"
--------------------------
(1) The number of outstanding shares does not include: 706,660 shares issuable upon exercise of outstanding warrants to purchase our common stock; and 2,154,000 shares issuable upon the exercise of outstanding options to purchase shares of our common stock. See "DESCRIPTION OF SECURITIES"
(2) Includes 2,140,000 shares being offered hereunder which are issuable upon the exercise of the Warrants.

                       SUMMARY CONSOLIDATED FINANCIAL DATA

         The following table sets forth our summary financial data. This table does not present all of our financial information. You should read this information together with our financial statements and the notes to those statements incorporated by reference into this Prospectus.


CONSOLIDATED STATEMENT OF OPERATIONS DATA:

                                 Year Ended March 31         Six Months Ended
                                 -------------------           September 30
                                                             ----------------

                                  1998         1999           1998         1999
                                  ----         ----           ----         ----

                                           (in thousands, except per share data)

Revenues                         $6,421      $5,987           $3,384      $5,873
Gross Profit                      2,232       1,155              991       1,881
Loss before income                   10     (2,545)            (814)       (236)
taxes

Net Income (Loss)                  (14)     (2,149)            (689)       (340)
Basic and Diluted                (0.01)      (0.94)           (0.30)      (0.13)
loss per share: (1)

Basic and Diluted                2,124       2,278            2,278        2,649
Weighted average
number of shares
outstanding:

Consolidated Balance Sheet Data:

                                                    As of September 30, 1999
                                                    ------------------------
                                                  Actual        As Adjusted (2)
                                              (In Thousands)    (In Thousands)

Working capital (deficiency)                       $  1,718       $ 12,624
Total assets                                         10,022         20,929
Total liabilities                                     2,428          2,428
Stockholders equity (deficit)                         4,923         15,830

--------------------
(1) Basic income (loss) per common share is based upon the weighted average number of common shares outstanding for each period presented. Diluted income (loss) per common share is based upon the weighted average number of common shares plus the dilutive effect of the existing convertible securities outstanding for each period presented. Convertible securities have not been included as their effect would be anti-dilutive.

(2) Adjusted to reflect sale by the Company of the common stock to the holders of the Common Stock Purchase Warrants.

                                  RISK FACTORS

         YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING FACTORS AND OTHER INFORMATION IN THIS PROSPECTUS OR INCORPORATED BY REFERENCE INTO THIS PROSPECTUS BEFORE DECIDING TO INVEST IN THE SHARES OF OUR COMMON STOCK. THE RISKS AND
UNCERTAINTIES DESCRIBED BELOW ARE NOT THE ONLY ONES WE FACE. IF ANY OF THE FOLLOWING RISKS ACTUALLY OCCUR, OUR BUSINESS, FINANCIAL CONDITION OR RESULTS OF OPERATIONS WOULD LIKELY SUFFER. IN ADDITION, THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE, AND YOU MAY LOSE ALL OR PART OF THE MONEY YOU PAID TO BUY OUR COMMON STOCK.

OUR FUTURE PROFITABILITY AND THE VALUE OF YOUR INVESTMENT WILL DEPEND UPON THE SUCCESS OF OUR GROWTH STRATEGY

         We have reflected only modest net income from operations during fiscal 1997, and a net loss during fiscal 1998 and 1999. As a result, the successful implementation of our business strategy will likely determine:

o       Our future profitability

o Our ability to effectively compete in the translation and localization industry; and

o       The ultimate value of your investment

         Our   business   plan  relies   primarily   on  the   development   and
implementation of computer-aided translation and localization products and the integration of our existing translation and Web development services.

WE HAVE COMMITTED A SIGNIFICANT PORTION OF OUR WORKING CAPITAL TO RESEARCH AND DEVELOPMENT, AND THE FAILURE TO COMMERCIALIZE OUR COMPUTER AIDED TRANSLATION AND LOCALIZATION PRODUCTS AND SERVICES WILL HAVE A MATERIAL ADVERSE IMPACT ON OUR FINANCIAL CONDITION

         Over the past two years we have invested approximately $1.2 million on the development of the Gedanken and BTR systems. We anticipate providing additional funding during fiscal 2000 and beyond to complete production models and commence commercialization of the systems. Our inability to commercialize either one or both of these projects may well affect our competitive position in the industry and impact our profitability.

FAILURE TO SUCCESSFULLY INTEGRATE PLANET ACCESS INTO OUR EXISTING OPERATIONS WILL MAKE IT UNLIKELY THAT WE CAN SUCCESSFULLY IMPLEMENT OUR STRATEGIC PLAN

         Our business strategy depends on our ability to use the services provided by Planet Access to transport text in digital form into the translation system software and then subsequently transport the translated text back to the client. Failure to integrate our language support technologies with Planet Access' Web technologies may have a material adverse effect upon our business.

FAILURE TO MEET CERTAIN PERFORMANCE GOALS UNDER THE PLANET ACCESS PURCHASE AGREEMENT WILL NEGATIVELY AFFECT OUR LIQUIDITY

         Our purchase agreement with former shareholders of Planet Access gives them the right to sell their shares in our company back to us for $7.00 per share if the selling price of our common stock is less than $10.00 per share on May 28, 2000, which is the first anniversary of our purchase of Planet Access. If we are required to repurchase our stock, our liquidity would be severely reduced as would our ability to fund our research and commercialization efforts.

         In the event that the Company is not able to secure by March 15, 2000, $4,000,000 in financing, the former Planet Access shareholders may have as a remedy the right to have their Planet Access shares returned. In addition any amount outstanding on the $250,000 line of credit extended by the Company to Planet Access including accrued interest therein and the $900,000 paid previously to the shareholders of Planet Access shall be considered liquidated damages. The Company and Planet Access shall split profits, if any, attributable to joint projects during the second, third and fourth quarters of 1999 and the first quarter of 2000.

LIMITED MARKET FOR OUR COMMON STOCK INCREASES THE POSSIBLE VOLATILITY OF OUR STOCK PRICES AND THE VALUE OF ANY INVESTMENT IN OUR EQUITY MAY BE REDUCED

         The public trading market for shares of our common stock is limited on the OTC Bulletin Board. There can be no assurances that a regular trading market for our common stock will be sustained. By its very nature, trading on the OTC Bulletin Board provides only limited market liquidity. In addition, the stock markets generally have experienced, and continue to experience, extreme price and volume fluctuations which have affected the market price of many small cap companies and which have often been unrelated to the operating performance of these companies. These broad market fluctuations, as well as general economic and political conditions, may adversely affect the market price of our common stock.

IF WE USE OUR COMMON STOCK TO CARRY OUT ADDITIONAL ACQUISITIONS OR ISSUE MORE OF OUR COMMON STOCK IN A PUBLIC OFFERING, ADDITIONAL DILUTION TO YOUR INVESTMENT WILL OCCUR

         We may grow our business through acquisitions. We could accomplish this through the issuance of additional shares of our common stock. This would have the effect of increasing the number of shares of common stock outstanding. In addition, in order to accomplish our business strategy on a longer-term basis, we are likely to require additional financing, which may entail the issuance of additional shares of common stock, preferred stock or common stock equivalents, which would have the further effect of increasing the number of shares outstanding. This may be done in order to, among other things:

o       Facilitate a business combination

o       Acquire assets or stock of another business

o       Compensate employees or consultants; and

o For other valid business reasons in the discretion of our Board of Directors

WE OPERATE IN HIGHLY COMPETITIVE MARKETS, WHICH COULD RESULT IN LOSS OF MARKET SHARE OR REDUCED MARGINS

         We face intense competition from multinational, regional and local companies in every market in which we operate. The principal competitive factors within the translation and localization industry include:

o       Price

o       Technological capability

o       Accuracy

o       Extent of geographic coverage; and

o       Ability to deliver services in a timely manner

         Many  of  our  competitors  have  well   established   reputations  and
significantly greater financial, marketing, personnel and other resources than we do. Our principal competitors are:

    o      Berlitz                               o       Lernout & Hauspie, N.V.
    o      Bowne Translation Division            o       Logos
    o      Alpnet                                o       Systran
    o      Lionbridge                            o       LMI

         Some  of  these  competitors  are  multinational,   highly-visible  and
well-regarded enterprises. There can be no assurance that we will be able to compete effectively against these or any other competitors.

SENIOR MANAGEMENT BENEFICIALLY OWNS A SIGNIFICANT PERCENTAGE OF OUR COMMON STOCK AND THEREFORE HAS SIGNIFICANT INFLUENCE OVER THE ELECTION OF DIRECTORS

         Our officers, directors and principal stockholders own approximately 30.4% of our common stock on a fully diluted basis. Consequently, upon exercise of their vested options and warrants and by virtue of Delaware law, these stockholders could be in a position to influence the election of all of our directors and possibly control the outcome of other corporate matters without the approval of our other stockholders. In addition, applicable statutory provisions and the ability of the Board of Directors to issue one or more series of preferred stock without stockholder approval could deter or delay unsolicited changes in our control by discouraging open market purchases of our stock or a non-negotiated tender or exchange offer for our stock, which may be disadvantageous to our stockholders who may otherwise desire to participate in such a transaction and receive a premium for their shares.

THE SUCCESSFUL IMPLEMENTATION OF OUR BUSINESS STRATEGY IS DEPENDENT UPON MANAGEMENT PERSONNEL AND EXECUTIVE OFFICERS

         Our operations are dependent upon the continued services of senior management and upon our ability to hire and retain qualified management and technical personnel. The loss of services of any of those executive officers or other management or personnel, whether as a result of death, disability or otherwise, may have a material adverse effect upon our business.

A SIGNIFICANT PORTION OF OUR REVENUES ARE DERIVED FROM OUR INTERNATIONAL OPERATIONS, AND A DOWNTURN IN INTERNATIONAL COMMERCE COULD SEVERELY IMPACT OUR RESULTS OF OPERATIONS

         A significant  portion of our business is conducted  outside the United
States. International trade is influenced by many factors, including economic and political conditions, employment issues, currency fluctuations and laws relating to tariffs, trade restrictions, foreign investments and taxation. As a result, our operations are subject to various risks such as:

o       Loss of revenue due to the instability of foreign economies

o       Currency fluctuations and devaluations

o       Adverse tax policies; and

o Governmental activities that may limit or disrupt markets, restrict payments or the movement of funds or result in the deprivation of contract rights

         We are subject to taxation in a number of jurisdictions, and the final determination of our tax liabilities involves the interpretation of the statutes and requirements of various domestic and foreign taxing authorities. Moreover, many of the countries where we operate and plan to operate have legal systems that differ from the United States legal system and may provide substantially less protection for foreign investors. A reduction in the level of international trade, material restrictions on trade or a downturn in the economies of countries in which we currently operate could have a material adverse effect on our results of operations.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

         Some of the information in this Prospectus contains forward-looking statements that involve risks and uncertainties. These statements relate to future events or our future financial performance. In many cases, you can identify forward-looking statements by terminology such as "may", "will", "should", "expects", "plans", "anticipates", "believes", "estimates", "predicts", "potential" or "continue" or the negative of such terms and other comparable terminology. These statements are only predictions. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of many factors, including the risks faced by us as described in "Risk Factors" and elsewhere in this Prospectus.

         We believe it is important to communicate our expectations to our investors. However, there may be events in the future that we are not able to predict accurately or over which we have no control. The risk factors described above, as well as any cautionary language in this Prospectus, provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. Before you invest in our common shares, you should be aware that the occurrence of the events described in these risk factors and elsewhere in this Prospectus could have a material adverse effect on our business, operating results and financial condition.

                               RECENT DEVELOPMENTS

         On December 20, 1999, the Company entered into an employment agreement with Randy G. Morris, to assume the post of chief executive officer of the Company, for a one year term. Under the agreement, Mr. Morris will be paid at the annual rate of $150,000. In addition, Mr. Morris was granted options to purchase 200,000 shares of common stock at $2.00 per share, vesting over 18 months and expiring five years after grant. As a result, Charles D. Cascio resigned as an officer of the Company, and entered into a two-year consulting agreement with fees of $125,000 per year, 100,000 five year options exercisable at $5.00 per share. Upon completion of a financing of at least $4,000,000, an additional 100,000 options shall be granted to Mr. Cascio.

                                 USE OF PROCEEDS

         We may receive proceeds from the exercise of Warrants, but, to date, none of the Warrants have been exercised and we have not received any commitments from anyone to do so. However, if all the Warrants were exercised we would receive approximately $10,956,800 in proceeds. We would add these proceeds to our working capital to be used for general corporate purposes.

         We will bear the expenses relating to this registration. The costs of this offering are estimated to be approximately $50,000.00, before giving effect to warrant solicitation fees, if any.

                                 CAPITALIZATION

         The following table sets forth our capitalization as of September 30, 1999 on an actual basis and on a pro forma basis, giving effect to the pro forma adjustments discussed within the Summary Consolidated Financial Data table. This table should be read in conjunction with the Company's Consolidated Financial Statements and notes thereto incorporated into this Prospectus.

                                                         Actual        Pro Forma
                                                         ------        ---------
                                                              (In Thousands)

Long -term debt                                           $158           $158
                                                          ----           ----
Sales price guarantee                                   $1,343         $1,343
                                                        ------         ------
Common stock redeemable at option of the
stockholders 416,668 shares issued and outstanding      $1,328         $1,328
                                                        ------         ------
Preferred stock $.001 per value 1,000,000                   --             --
authorized, no shares issued and outstanding
Common stock $.001 per value, 15,000,000 shares              3              5
authorized, 2,818,340 shares outstanding
AFTER OFFERING - 4,958,340
Additional paid in capital                               6,941         17,846
Treasury stock                                             (68)           (68)
Foreign currency translation adjustment                      8              8
Retained earnings (deficit)                             (1,961)        (1,961)
                                                        -------        -------

Total stockholders' equity (deficiency)                 $4,923        $15,830
                                                         -----        -------

Total capitalization                                    $7,753        $18,659
                                                        ======        =======


                            DESCRIPTION OF SECURITIES

COMMON STOCK

         We are authorized to issue 15,000,000 shares of common stock, $.001 par value per share, of which 3,235,008 are outstanding as of the date of this Prospectus.

         Holders of common stock have equal rights to receive dividends when, as and if declared by the Board of Directors, out of funds legally available therefor. The Board of Directors has never issued a cash dividend and does not expect to in the foreseeable future. Holders of common stock have one vote for each share held of record and do not have cumulative voting rights.

         Holders of common stock are entitled, upon our liquidation, to share ratably in the net assets available for distribution, subject to the rights, if any, of holders of any preferred stock then outstanding. Shares of common stock are not redeemable and have no preemptive or similar rights. All outstanding shares of common stock are fully paid and nonassessable.

PREFERRED STOCK

         Within the limits and restrictions provided in the Certificate of Incorporation, the Board of Directors has the authority, without further action by the stockholders, to issue up to 1,000,000 shares of preferred stock, $.001 par value per share, in one or more series, and to fix, as to any such series, any dividend rate, redemption price, preference on liquidation or dissolution, sinking fund terms, conversion rights, voting rights, and any other preference or special rights and qualifications.


DIVIDEND POLICY

         We have never paid cash dividends on our common stock. The Board of Directors does not anticipate paying cash dividends in the foreseeable future as it intends to retain future earnings, if any, to finance the growth of the business. The payment of future cash dividends will depend on such factors as earnings levels, anticipated capital requirements, our operating and financial condition and other factors deemed relevant by the Board of Directors.

DELAWARE   ANTI-TAKEOVER   LAW  AND  PROVISIONS  OF  COMPANY'S   CERTIFICATE  OF
INCORPORATION

         We are governed by Section 203 of the General Corporation Law of the State of Delaware (the "GCL"), an anti-takeover law. In general, the law prohibits a public Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. "Business combinations" includes mergers, asset sales and other transactions resulting in a financial benefit to the stockholder. An "interested stockholder" is a person who, together with its affiliates and associates, owns (or within three years, did own) 15% or more of the corporation's voting stock. The provisions regarding certain business combinations under the GCL could have the effect of delaying, deferring or preventing a change in control of the Company or the removal of existing management. A takeover transaction frequently affords stockholders the opportunity to sell their shares at a premium over current market prices.

         As described above, our Board of Directors is authorized, without further stockholder action, to designate any number of series of Preferred Stock with such rights, preferences and designations as determined by the Board. Shares of Preferred Stock issued by the Board of Directors could be utilized, under certain circumstances, to make an attempt to gain control of the Company more difficult or time consuming. For example, shares of Preferred Stock could be issued with certain rights that might have the effect of diluting the percentage of common stock owned by a significant stockholder or issued to purchasers who might side with management in opposing a takeover bid that the Board of Directors determines is not in the best interest of the Company and its stockholders. The existence of the Preferred Stock may, therefore, be viewed as having possible anti-takeover effects. A takeover transaction frequently affords stockholders the opportunity to sell their shares at a premium over current market prices.

TRANSFER AGENT

         The transfer agent for our securities is American Stock Transfer & Trust Company, 40 Wall Street, New York, New York 10005.

                              PLAN OF DISTRIBUTION

         The following is a brief summary of certain provisions of the Warrants. The summary is not a complete description of the Warrants and you should carefully review the actual text of the Warrant Agreement between the Company and American Stock Transfer & Trust Company as Warrant Agent. A copy of the Warrant Agreement is filed as an exhibit to the registration statement of which this prospectus is a part.

         EXERCISE PRICE AND TERMS. Each Warrant is separately transferable and entitles the registered holder to purchase, on or prior to July 2, 2000, one share of common stock at an exercise price of $5.12 per share, subject to adjustment in accordance with the anti-dilution and other provisions referred to below. The holder of any Warrant may exercise the Warrant by surrendering the certificate representing the Warrant to the Warrant Agent, with the election to purchase form on the reverse side of the certificate properly completed and executed, together with payment of the exercise price and any transfer tax. The Warrants may be exercised at any time in whole or in part at the applicable exercise price until expiration of the Warrants. No fractional shares will be issued upon exercise of the Warrants. If less than all of the Warrants are exercised, a new certificate will be issued for the remaining number of Warrants.

         CURRENT REGISTRATION STATEMENT REQUIRED FOR EXERCISE. For a holder of a Warrant to exercise the Warrants, there must be a current registration statement on file with the SEC and various state securities commissions. This Prospectus will remain effective until the expiration of the Warrants unless events occur that would required us to file post-effective amendments to the registration statement in order to keep it effective. While we intend to file post-effective amendments when necessary, the holders of the Warrant cannot depend upon the registration statement being effective when they want to exercise the Warrant. If the registration statement is not kept effective, the Warrants will not be exercisable and the holders will be not be able to realize the value of the Warrants.

         WARRANT HOLDER NOT A SHAREHOLDER. We have authorized and reserved for issuance a number of shares of common stock sufficient to provide for the exercise of the Warrants. When issued, each share of common stock will be fully paid and nonassessable. Warrant holders will not have any voting or other rights as shareholders of the Company prior to the exercise of the Warrants and the issuance of the shares.

         ADJUSTMENTS. The exercise price and number of shares of common stock purchasable upon the exercise of the Warrants are subject to adjustment upon the occurrence of certain events, including stock dividends, stock splits, combinations and reclassification of then common stock, or sale by us of shares of common stock or other securities convertible into common stock at a price below the then applicable exercise price of the Warrants. We would also make adjustments in the case of a reclassification or exchange of the common stock, consolidation or merger of the Company with or into another corporation (other than a consolidation or merger that does not result in a reclassification or change of the outstanding common stock) in order to enable Warrant holders to acquire the kind and number of shares of stock or other securities or property receivable in that event by the holder of the number of shares of common stock that might otherwise have been purchased upon the exercise of the Warrant. We will not make any adjustments until the cumulative adjustments in the exercise price per share amount to $.02 or more. Originally, the Warrants were issued at an exercise price of $6.00 per share. The current exercise price of $5.12 per share and the number of shares issuable upon exercise of the Warrants reflect cumulative adjustments to date.

         REDEMPTION. We are entitled to redeem the Warrants at $.25 per Warrant upon no less than 30 or more than 60 days prior written notice to the Warrant holders if the closing price of the common stock averages at least 200% of the then exercise price of the Warrants for a period of 30 consecutive trading days ending not earlier than 3 days prior to the date of the written notice of redemption. All Warrants must be redeemed if any are redeemed. If the holder of the Warrant does not exercise any Warrant called for redemption or tender the Warrant for redemption by the end of the redemption period, the Warrant will expire and the certificate will be void. Since we presently intend to exercise our right to redeem, Warrant holders should presume that we would call the Warrants for redemption if the redemption criteria are met.

         TRANSFER, EXCHANGE AND EXERCISE. The Warrants are in registered form and may be presented to the Warrant Agent for transfer, exchange or exercise at any time on or prior to their expiration date on July 2, 2000, at which time the Warrants become wholly void and of no value. If a market for the Warrants develops, the holder may sell the Warrants instead of exercising them. We do not know if a market for the Warrants will develop or continue.

         OUTSTANDING WARRANTS. There are currently 2,140,000 Warrants outstanding. The Warrants include 300,000 Warrants held by Mr. Charles Cascio (150,000) and Ms. Theodora Lundgren (150,000), founders of the Company. They received these Warrants as a result of participating in a give-back of shares of common stock to the Company to meet the capitalization requirements set by the Representative at the time of the initial offering of the Warrants.

                                  LEGAL MATTERS

         The validation of the issuance of the shares of our common stock has been passed upon for us by the law firm of Heller, Horowitz & Feit, P.C., New York, New York. Certain legal matters will be passed upon for us by Buchanan Ingersoll Professional Corporation, Philadelphia, Pennsylvania.

                                     EXPERTS

         Our consolidated financial statements as of March 31, 1999 and for the year then ended and for the year ended March 31, 1998, incorporated by reference into this Prospectus, have been audited by Wiss & Company, LLP and Richard A. Eisner & Company, LLP, respectively, each independent auditors, as stated in their respective reports appearing therein. The financial statements of Planet Access as of December 31, 1999 and 1998 and for each of the two years in the period ended December 31, 1999 incorporated by reference into this Prospectus have been audited by Wiss & Company, independent auditors, as stated in their report appearing herein. The financial statements have been incorporated by reference into this Prospectus in reliance upon the reports of such firms given upon their authority as experts in accounting and auditing.

                       WHERE YOU CAN GET MORE INFORMATION

         We file annual reports, quarterly reports, proxy statements and other information with the SEC. You may read and copy any of these documents at the SEC's Public Reference Room at 450 Fifth Street NW, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the Commission maintains a Web site at http://www.sec.gov. containing reports, proxy and information statements and other information regarding registrants that file electronically with the Commission, including the Company.

         We have filed with the SEC a registration statement on Form S-3 to register the common stock being offered. This Prospectus is part of that registration statement and, as permitted by the SEC's rules, does not contain all the information included in the registration statement. For further information with respect to us and our common stock, you should refer to the registration statement and to the exhibits and schedules filed as part of the registration statement, as well as the documents discussed below.

         The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this Prospectus, and information that we file later with the SEC will automatically update or supersede this information.

         This Prospectus may contain summaries of contracts or other documents. Because they are summaries, they will not contain all of the information that may be important to you. If you would like complete information about a contract or other document, you should read the copy filed as an exhibit to the registration statement or incorporated in the registration statement by reference.

         We incorporate by reference the documents listed below:

o       Annual report on 10-KSB for the fiscal year ended March 31, 1999;

o Quarterly reports on Form 10-QSB for the fiscal quarters ended June 30, 1999 and September 30, 1999.

o Registration Statement on Form 8-A, as amended, registering the common stock and the Warrants.

o       Proxy Statement for the 1999 Annual Meeting of Stockholders.

o All annual reports on Form 10-KSB, any reports on Forms 10-QSB and 8-K which we file with the SEC after the date of this Prospectus and prior to the sale of all of the shares offered hereunder.

         You may request a copy of any of these filings, orally or in writing, by contacting Kenneth Mack, Chief Financial Officer and Secretary of the Company, 30 Washington Avenue, Haddonfield, New Jersey 08033 Telephone: (856) 795-8669. Copies will be provided at no cost to you.

Until ninety (90) days after the date of
this Prospectus, all dealers that effect
transactions   in   these    securities,
whether  or not  participating  in  this
offering,  may be  required to deliver a
prospectus.  This is in  addition to the
dealers'   obligation   to   deliver   a
prospectus  when acting as  underwriters
and  with   respect   to  their   unsold
allotments or subscriptions.






            2,140,000 Shares


                 [LOGO]



       THE TRANSLATION GROUP, LTD.

              Common Stock








           -------------------

           P R O S P E C T U S
           -------------------






            ________ __, 2000

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS


                    INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Our Certificate of Incorporation and Bylaws reflect the adoption of the provisions of Section 102(b)(7) of the Delaware General Corporation Law (the "GCL"), which eliminate or limit the personal liability of our directors or stockholders for monetary damages for breach of fiduciary duty under certain circumstances. If the GCL is amended to authorize corporate action further eliminating or limiting personal liability of directors, the Certificate of Incorporation provides that the liability of our directors shall be eliminated or limited to the fullest extent permitted by the GCL. Our Certificate of Incorporation and Bylaws also provide that the we shall indemnify any person, who was or is a party to a proceeding by reason of the fact that he is or was our director, officer, employer or agent, or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney's fees) actually and reasonably incurred by him in connection with such proceeding if he acted in good faith and in a manner he reasonably believed to be or not opposed to our best interests, in accordance with, and to the full extent permitted by, the GCL. The determination of whether indemnification is proper under the circumstances, unless made by the Court, shall be determined by our Board of Directors.

         We maintain directors and officers' liability insurance to provide directors and officers with insurance coverage for losses arising from claims based on breaches of duty, negligence, error and other wrongful acts.

                   OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following is a list of the estimated expenses to be incurred by us in connection with the preparation and filing of this Registration Statement.


          Printing and Engraving.............................          $10,000
          Accountants' Fees and Expenses.....................          $10,000
          Legal Fees and Expenses............................          $25,000
          Other Offering Expenses............................          $ 5,000
                                                                       -------

          Total..............................................          $50,000
                                                                       =======

                     RECENT SALES OF UNREGISTERED SECURITIES

         During the fiscal year ended March 31, 1998, the Company issued 25,000 shares of common stock at a purchase price of $150,000 pursuant to a consulting agreement, warrants to purchase 40,000 shares of common stock at an exercise price of $1.00 per share pursuant to a public relations agreement and options to purchase 225,000 shares of common stock at an exercise price of $1.00 per share pursuant to a consulting agreement. The securities were issued pursuant to an exemption under Section 4(2) of the Securities Act of 1933, as amended.

         In connection with the acquisition by the Company of the Word House Companies as of June 30, 1997, the Company issued 285,000 shares of common stock for an aggregate consideration of $1,510,000. The securities were issued pursuant to an exemption under Section 4(2) of the Securities Act of 1933, as amended, and/or Regulation D.

         In May 1999, the Company issued 25,000 shares of common stock at a purchase price of $3.00 per share pursuant to a consulting agreement. The securities were issued pursuant to an exemption under Section 4(2) of the Securities Act of 1933, as amended.

         In connection with the purchase by the Company of Planet Access Networks, Inc. as of May 26, 1999, the Company issued 416,668 shares of common stock. Upon amendment of the purchase agreement, the Company issued warrants to purchase 100,000 shares of common stock at an exercise price of $2.3125 per share. The securities were issued pursuant to an exemption under Section 4(2) of the Securities Act of 1933, as amended, and/or Regulation D.

         In July 1999, the Company issued 50,000 shares of common stock at a purchase price of $2.00 per share. The securities were issued pursuant to an exemption under Section 4(2) of the Securities Act of 1933, as amended.

         Effective as of September 15, 1999, the Company completed a private placement of 500,000 shares of common stock and 250,000 common stock purchase warrants, for gross proceeds of $1,000,000. These securities were placed with accredited investors pursuant to Section 4(2) of the Securities Act of 1933, as amended, and/or Regulation D thereunder. Pennsylvania Merchant Group acted as placement agent in connection with the financing and received seven and one-half percent commission.

         In October 1999, the Company issued warrants to purchase 25,000 shares of common stock at an exercise price of $5.00 per share and warrants to purchase 25,000 shares of common stock at an exercise price of $3.00 per share pursuant to a consulting agreement. The securities were issued pursuant to an exemption under Section 4(2) of the Securities Act of 1933, as amended.

         In November 1999, the Company completed the private placement of $500,000 of notes and warrants to purchase 250,000 shares of common stock at an exercise price of $3.00 per share. In connection with the private placement, the Company also issued warrants to purchase 25,000 shares of common stock at $3.00 per share. The securities were issued pursuant to an exemption under Section 4(2) of the Securities Act of 1933, as amended, and/or Regulation D.

                                    EXHIBITS

THE FOLLOWING EXHIBITS ARE FILED AS PART OF THIS REPORT:


Exhibit No.           Description                                                          Method of Filing
-----------           -----------                                                          ----------------

      2.1             Stock Purchase Agreement between the Stockholders of Planet Access   (5)
                      Networks, Inc., Planet Access Networks, Inc. and the Company, as
                      amended dated April 27, 1999

      3.1             Restated Certificate of Incorporation of the Company                 (1)

      3.2             Bylaws of the Company                                                (1)

      4.1             Specimen Common Stock Certificate                                    (3)

      4.2             Specimen Warrant Certificate                                         (3)

      4.4             Revised Form of Warrant Agreement                                    (4)

      4.5             Form of Revised Representative's Warrant Agreement                   (4)

      4.6             Form of Revised Representative's Warrant                             (4)

      4.7             Form of Subscription Agreement between the Company and investors     (1)
                      pursuant to December 7, 1995 Private Placement Memorandum

      23.1            Consent of Richard A. Eisner & Company, LLP                          Filed herewith

      23.2            Consent of Wiss & Company, LLP                                       Filed herewith

-------------------------

* Subject to confidential treatment request pursuant to Rule 24b-2 of the Exchange Act of 1934.
(1) Incorporated by reference to the Company's Registration Statement on Form SB-2 dated July 25, 1996 (Registration No. 333-8857) (the "Form SB-2").
(2)     Incorporated by reference to Amendment No. 1 to the Company's Form SB-2.
(3)     Incorporated by reference to Amendment No. 2 to the Company's Form SB-2.
(4)     Incorporated by reference to Amendment No. 3 to the Company's Form SB-2.
(5) Incorporated by reference to the Company's annual report on Form 10-KSB for the year ended March 31, 1999 ("1999 10-KSB").

                                  UNDERTAKINGS

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

         (i) To include any Prospectus required by Section 10(a)(3) of the Securities Act;

         (ii) To reflect in the Prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of Prospectus filed with the Commission pursuant to Rule 424 (b) if, in the aggregate the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)      To remove from registration by means of a post-effective  amendment any
         of  the  securities   being  registered  which  remain  unsold  at  the
         termination of the offering.

(4) To file a post-effective amendment to the registration statement to include any financial statements required by Rule 3-19 of this chapter at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by
         Section 10(a) (3) of the Act need not be furnished, provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)
         (4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form S-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a) (3) of the Act or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to
         Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form S-3.

         The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bonafide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer of controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, on the 10th day of February, 2000.


                                                   THE TRANSLATION GROUP, LTD.

                                                   By:   /s/ Randy G. Morris
                                                      --------------------------
                                                       Randy G. Morris
                                                       Chief Executive Officer

                                                   By:  /s/ Kenneth Mack
                                                      --------------------------
                                                       Kenneth Mack
                                                       Chief Financial Officer


         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates stated.

Signature                    Title                                Date
---------                    -----                                ----

/s/ Randy G. Morris          Chief Executive Officer           February 10, 2000
-------------------------
Randy G. Morris

/s/ Charles D. Cascio        President/Chairman of the         February 10, 2000
-------------------------    Board
Charles D. Cascio

                             Director
-------------------------
Theodora Landgren

/s/ Richard J.L.Herson       Director                          February 10, 2000
-------------------------
Richard J.L. Herson

                             Director
-------------------------
Gary M. Schlosser

/s/ John Toedtman            Chief Operating Officer and       February 10, 2000
-------------------------    Director
John Toedtman

/s/ Frederick LaParo         Director                          February 10, 2000
-------------------------
Frederick LaParo

                                  EXHIBIT INDEX

   Exhibit No.         Description
   -----------         -----------


      2.1 Stock Purchase Agreement between the Stockholders of Planet Access Networks, Inc., Planet Access Networks, Inc. and the Company, as amended dated April 27, 1999

      3.1            Restated Certificate of Incorporation of the Company

      3.2            By-laws of the Company

      4.1            Specimen Common Stock Certificate

      4.2            Specimen Warrant Certificate

      4.4            Revised Form of Warrant Agreement

      4.5            Form of Revised Representative's Warrant Agreement

      4.6            Form of Revised Representative's Warrant

      4.7 Form of Subscription Agreement between the Company and investors pursuant to December 7, 1995 Private Placement Memorandum

      23.1           Consent of Richard A. Eisner & Company, LLP

      23.2           Consent of Wiss & Company, LLP